Exhibit 10.1

CREDIT AGREEMENT

Dated as of August 29, 2005

among

OMNI ENERGY SERVICES CORP.

and

TRUSSCO, INC., and

as Borrowers,

AMERICAN HELICOPTERS INC.,

OMNI ENERGY SERVICES CORP.-MEXICO,

OMNI PROPERTIES CORP.,

OMNI OFFSHORE AVIATION CORP.,

OMNI SEISMIC AVIATION CORP.,

OMNI ENERGY SEISMIC SERVICES CORP.,

TRUSSCO PROPERTIES, L.L.C., and

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

ORIX FINANCE CORP.

as Agent and Lender

Credit Agreement (Omni)

i	Credit Agreement (Omni)

3.19	Deposit and Disbursement Accounts	25
3.20	Government Contracts	25
3.21	Customer and Trade Relations	25
3.22	Bonding; Licenses	25
3.23	Solvency	25
3.24	Aircraft	25
3.25	Anti-Terrorism Laws.	25
3.26	Inactive Subsidiaries	26
3.27	Nature of Business	26
3.28	Revolver Documents and Senior Term Loan Documents	26
3.29	Subordinated Debt	26
3.30	Ownership of Property Identified in Pre-Closing Field Survey and Audit	26

SECTION 4.	FINANCIAL STATEMENTS AND INFORMATION	26
4.1	Reports and Notices.	26
4.2	Communication with Accountants	26

SECTION 5.	AFFIRMATIVE COVENANTS	27
5.1	Maintenance of Existence and Conduct of Business	27
5.2	Payment of Charges.	27
5.3	Books and Records	27
5.4	Insurance; Damage to or Destruction of Collateral.	28
5.5	Compliance with Laws	31
5.6	Supplemental Disclosure	31
5.7	Intellectual Property	31
5.8	Environmental Matters	31
5.9	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	32
5.10	Obtaining of Permits, Etc.	33
5.11	[INTENTIONALLY OMITTED]	33
5.12	[INTENTIONALLY OMITTED]	33
5.13	Explosives.	33
5.14	Revolving Credit Facility	33
5.15	[INTENTIONALLY OMITTED]	33
5.16	Consent to Purchase of Senior Term Loan Obligations and Revolver Obligations	33
5.17	Further Assurances	33
5.18	Right of First Refusal	33

SECTION 6.	NEGATIVE COVENANTS	34
6.1	Mergers, Subsidiaries, Etc.	34
6.2	Investments; Loans and Advances	34
6.3	Indebtedness.	35
6.4	Employee Loans and Affiliate Transactions.	37
6.5	Capital Structure and Business	37
6.6	Guaranteed Indebtedness	37
6.7	Liens	37
6.8	Sale of Stock and Assets	37
6.9	ERISA	38
6.10	Financial Covenants	38
6.11	Hazardous Materials; Explosives	38

ii	Credit Agreement (Omni)

6.12	Sale-Leasebacks	38
6.13	Restricted Payments	38
6.14	Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year	39
6.15	No Impairment of Intercompany Transfers	39
6.16	Changes Relating to Subordinated Debt; Material Contracts.	39
6.17	Anti-Terrorism Laws	39
6.18	Inactive Subsidiaries	40
6.19	Compensation	40

SECTION 7.	TERM	40
7.1	Termination	40
7.2	Survival of Obligations upon Termination of Financing Arrangements	40

SECTION 8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES	40
8.1	Events of Default.	40
8.2	Remedies.	42
8.3	Waivers by Credit Parties	43

SECTION 9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT	43
9.1	Assignment and Participations.	43
9.2	Appointment of Agent.	45
9.3	Agent’s Reliance, Etc.	46
9.4	ORIX and Affiliates.	46
9.5	Lender Credit Decision.	47
9.6	Indemnification	47
9.7	Successor Agent	47
9.8	Setoff and Sharing of Payments	48
9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.	48

SECTION 10.	SUCCESSORS AND ASSIGNS	50
10.1	Successors and Assigns	50

SECTION 11.	MISCELLANEOUS	50
11.1	Complete Agreement; Modification of Agreement	50
11.2	Amendments and Waivers.	51
11.3	Fees and Expenses	52
11.4	No Waiver	53
11.5	Remedies	54
11.6	Severability	54
11.7	Conflict of Terms	54
11.8	Confidentiality	54
11.9	GOVERNING LAW	54
11.10	Notices	55
11.11	Section Titles	55
11.12	Counterparts	56
11.13	WAIVER OF JURY TRIAL	56
11.14	Press Releases and Related Matters	56
11.15	Reinstatement	56
11.16	Advice of Counsel	56

iii	Credit Agreement (Omni)

11.17	No Strict Construction	56
11.18	Intercreditor Agreement	57

SECTION 12.	CROSS-GUARANTY	57
12.1	Cross-Guaranty	57
12.2	Waivers by Borrowers	57
12.3	Benefit of Guaranty	57
12.4	Waiver of Subrogation, Etc.	58
12.5	Election of Remedies	58
12.6	Limitation	58
12.7	Contribution with Respect to Guaranty Obligations.	59
12.8	Liability Cumulative.	59

iv	Credit Agreement (Omni)

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B	-	[INTENTIONALLY OMITTED]
Annex C	-	[INTENTIONALLY OMITTED]
Annex D (Section 2.1(a))	-	Schedule of Documents
Annex E (Section 4.1(a))	-	Financial Statements and Projections — Reporting
Annex F (Section 4.1(b))	-	[INTENTIONALLY OMITTED]
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ -Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A
Term Loan Commitment Definition)	-	Term Loan Commitment
Annex K (from Annex A Equity Commitment Definition)		Terms of Equity Commitment

Exhibit 1.1(a)(i)	-	Form of Notice of Advance
Exhibit 1.1(a)(ii)	-	Form of Term Note
Exhibit 1.5(e)		Form of Notice of Conversion/Continuation
Exhibit 9.1(a)	-	Form of Assignment Agreement
Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.14	-	Brokers
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.22	-	Bonds; Patent, Trademark Licenses
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens
Disclosure Schedule 6.13	-	Restricted Payments

v	Credit Agreement (Omni)

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 29, 2005, among:

(a) (i) OMNI ENERGY SERVICES CORP., a Louisiana corporation (“Omni”); and TRUSSCO, INC., a Louisiana corporation (“Trussco,” Omni and Trussco are hereinafter sometimes referred to individually or collectively as “Borrower” or “Borrowers”);

(b) (i) AMERICAN HELICOPTERS INC., a Texas corporation (“American”); and

(ii) OMNI ENERGY SERVICES CORP.-MEXICO, a Louisiana corporation (“Mexico”);

(iii) OMNI PROPERTIES CORP, a Louisiana corporation (“Omni Properties”);

(iv) OMNI OFFSHORE AVIATION CORP., a Louisiana corporation (“Offshore Aviation”);

(v) OMNI SEISMIC AVIATION CORP., a Louisiana corporation (“Seismic Aviation”);

(vi) OMNI ENERGY SEISMIC SERVICES CORP., a Louisiana corporation (“Seismic Services”); and

(vii) TRUSSCO PROPERTIES, L.L.C., a Louisiana limited liability company (“Trussco Properties”; American, Mexico, Omni Properties, Offshore Aviation, Seismic Aviation, Seismic Services and Trussco Properties are hereinafter sometimes referred to individually or collectively as “Guarantor” or “Guarantors”);

(c) the other Credit Parties signatory hereto; and

(d) (i) ORIX FINANCE CORP., a Delaware corporation (in its individual capacity, “ORIX”), for itself, as Lender, and as Agent for Lenders, and (ii) the other Lenders signatory hereto from time to time.

RECITALS

A. Borrowers have requested that Lenders extend a multiple draw term credit facility to Borrowers of up to Twenty-Five Million Dollars ($25,000,000.00) in the aggregate for the uses and purposes set forth on Disclosure Schedule 1.4, or as otherwise permitted hereunder. For these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein.

B. Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of their existing and after-acquired personal and real property other than those assets that are expressly excluded hereunder or in the other Loan Documents.

C. Each Guarantor is willing to guarantee all of the obligations of Borrowers to Agent and Lenders under the Loan Documents and to secure its guarantee obligations by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal and real property other than those assets that are expressly excluded hereunder or in the other Loan Documents.

D. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

1	Credit Agreement (Omni)

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. AMOUNT AND TERMS OF CREDIT

1.1 Credit Facility.

(a) Term Loan.

(i) Subject to the terms and conditions hereof, each Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each an “Advance”). The aggregate amount of Advances shall not at any time through and including the Commitment Termination Date exceed the Term Loan Commitment. Furthermore, the Pro Rata Share of the aggregate Advances made by any Lender shall not at any time through and including the Commitment Termination Date exceed its separate Term Loan Commitment. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, any Borrower may borrow under this Section 1.1(a); provided, that the amount of any Advance to be made at any time shall not exceed Term Loan Availability at such time. Each Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than 11:00 a.m. New York time five (5) Business Days in advance of the funding date for the requested Advance (the date of the funding of any Advance, the “Funding Date”). Each such notice (a ”Notice of Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. Each Notice of Advance shall be irrevocable and the applicable Borrower shall be bound to make a borrowing in accordance therewith. Each Advance shall be made in a minimum amount of $2,000,000. On the Commitment Termination Date, the Term Loan Commitment will be automatically and permanently reduced to zero dollars ($0). Notwithstanding anything in this Agreement to the contrary, the determination whether to fund any requested Advance (other than the initial Advance to be funded on the Closing Date) shall be made on a case-by-case basis and shall require the consent of all of the Lenders.

(ii) Except as provided in Section 1.12, each Borrower shall execute and deliver to each Lender a note to evidence the Term Loan Commitment of that Lender. Each note shall be in the principal amount of the Term Loan Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Term Note” and, collectively, the “Term Notes”). Each Term Note shall represent the obligation of the applicable Borrower to pay the applicable Lender’s Term Loan Commitment or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Advances to such Borrower together with interest thereon as prescribed in Section 1.5. The aggregate principal amount of the Advances advanced to each Borrower shall be the primary obligation of that Borrower (but shall also be guaranteed by all other Borrowers pursuant to Section 12), and the principal amount thereof outstanding at any time is referred to herein as such Borrower’s “Allocable Share” of the Term Loan.

2	Credit Agreement (Omni)

(iii) Each Borrower shall repay its Allocable Share of the Term Loan in quarterly installments that are payable as follows:

(1) If, and for as long as, the Senior Term Loan is outstanding, each Borrower shall pay on each Loan Payment Date beginning with April 1, 2008 an amount equal to its Allocable Share of $175,000.

(2) At any time that the Senior Term Loan is paid in full and all commitments with respect thereto have terminated, each Borrower shall pay on each Loan Payment Date hereunder an amount equal to 1.875% of its Allocable Share of all Advances under the Term Loan outstanding as of December 31, 2006.

Notwithstanding Section 1.1(a)(ii), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Maturity Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.

(iv) Each payment of principal with respect to the Term Loan shall be paid to Agent for the ratable benefit of each Lender, ratably in proportion to each such Lender’s respective Pro Rata Share.

(b) Reliance on Notices; Appointment of Borrower Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Advance or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Credit Party hereby designates Omni as its representative and agent on its behalf for the purposes of issuing Notices of Advance, giving instructions with respect to the disbursement of each Advance, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Credit Party or Credit Parties under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Credit Parties, and may give any notice or communication required or permitted to be given to any Credit Party or Credit Parties hereunder to Borrower Representative on behalf of such Credit Party or Credit Parties. Each Credit Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

1.2 [INTENTIONALLY OMITTED]

1.3 Prepayments.

(a) Voluntary Prepayments. Borrowers may, at any time after the first anniversary of the Closing Date, (i) on at least five (5) days’ prior written notice by Borrower Representative to Agent voluntarily prepay all or part of the Term Loan; provided that any such prepayments shall be in a minimum amount of $1,000,000 and integral multiples of

3	Credit Agreement (Omni)

$500,000 in excess of such amount and (ii) on at least ten (10) days’ prior written notice by Borrower Representative to Agent, terminate the Term Loan Commitment; provided that upon such termination, the entire Term Loan and all other Obligations shall be immediately due and payable in full. Borrowers may not voluntarily prepay all or any portion of the Term Loan or voluntarily terminate any portion of the Term Loan Commitment prior to the first anniversary of the Closing Date. Any such voluntary prepayment and any such termination of the Term Loan Commitment as permitted above must be accompanied by the payment of the Fee required by Section 1.9(c), if any. Upon any such prepayment and termination of the Term Loan Commitment, each Borrower’s right to request Advances shall simultaneously be terminated. Any partial prepayments of the Term Loan of any Borrower shall be applied to prepay the scheduled installments of such Borrower’s Term Loan in inverse order of maturity.

(b) Mandatory Prepayments.

(i) Immediately upon receipt by any Credit Party of any cash proceeds of any asset disposition, and provided that the Senior Term Loan and the Revolver Loan have each been paid in full and all commitments with respect thereto have terminated, Borrowers shall prepay the Term Loan in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). The following shall not be subject to mandatory prepayment under this clause (i): (1) proceeds of sales of Inventory in the ordinary course of business; (2) asset disposition proceeds of less than $100,000 in the aggregate after the Closing Date; and (3) asset disposition proceeds that are reinvested by any Credit Party, with the prior written consent of the Requisite Lenders, in Equipment, Fixtures or Real Estate that constitutes Mortgaged Property within 180 days following receipt thereof; provided, that the applicable Credit Party notifies Agent of its intent to reinvest at the time such proceeds are received by such Credit Party and when such reinvestment occurs. As to any amounts that are payable as provided above based on amounts received by a Guarantor, without limiting Borrowers’ payment obligations as provided above with respect thereto, the relevant Guarantor shall contribute the relevant amount received by it to the Borrower that is its direct parent (or if no Borrower is its direct parent, to any Borrower that is its indirect parent).

(ii) If any Credit Party issues Stock or issues or incurs any Indebtedness (other than Permitted Indebtedness), no later than the Business Day following the date of receipt of the proceeds thereof, and provided that the Senior Term Loan and the Revolver Loan have each been paid in full and all commitments with respect thereto have terminated, Borrowers shall prepay the Term Loan in an amount equal to (x) twenty-five percent (25%) of all such proceeds (in the case of Stock issuances) and (y) sixty-five percent (65%) of all such proceeds (in the case of issuance or incurrence of Indebtedness). Any such prepayment shall be applied in accordance with Section 1.3(c). The following shall not be subject to prepayment under this clause (ii): (x) proceeds of Stock issuances to directors and employees of Omni

4	Credit Agreement (Omni)

pursuant to stock option or compensation plans approved by Omni’s Board of Directors (or its compensation committee to the extent so empowered by such Board of Directors) in the aggregate amount of no more than $500,000 from and including the Closing Date, (y) net proceeds of the Preferred Stock Transaction that are received prior to, on or after the Closing Date, until the aggregate gross amount of such proceeds equals or exceeds $5,000,000, and (z) proceeds of Stock issuances contemplated by the Equity Commitment. As to any amounts that are payable as provided above based on amounts received by a Guarantor, without limiting Borrowers’ payment obligations as provided above with respect thereto, the relevant Guarantor shall contribute the relevant amount received by it to the Borrower that is its direct parent (or if no Borrower is its direct parent, to any Borrower that is its indirect parent).

(iii) If at any time the Leverage Ratio is in excess of the Maximum Leverage Ratio, and provided that the Senior Term Loan and the Revolver Loan have each been paid in full and all commitments with respect thereto have terminated, Borrowers shall immediately prepay the outstanding principal of the Term Loan in such amount as may be required to cause the Leverage Ratio to be no more than the Maximum Leverage Ratio.

(c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to Section 1.3(b) above shall be applied as follows:

(i) first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents;

(ii) second, to interest then due and payable on that Borrower’s Allocable Share of the Term Loan;

(iii) third, to prepay the scheduled principal installments of that Borrower’s Allocable Share of the Term Loan in the inverse order of maturity, until such Allocable Share has been prepaid in full;

(iv) fourth, to interest then due and payable on the Allocable Share of the Term Loan of each other Borrower, pro rata;

(v) fifth, to the Allocable Share of the Term Loan of each other Borrower, pro rata, to prepay the scheduled principal installments thereof in the inverse order of maturity, until such Allocable Shares have been prepaid in full; and

(vi) sixth, to all remaining Obligations of Borrowers,

provided, that, as to any such prepayments which are not directly attributable to any Borrower, such amounts shall be applied to the outstanding Obligations of all Borrowers in accordance with the foregoing, allocated ratably between the relevant Obligations of Borrowers based on the amounts of the relevant Obligations.

The Term Loan Commitment shall be permanently reduced by the amount of any such prepayments provided for above.

(d) Application of Prepayments from Insurance and Condemnation Proceeds. Provided that the Senior Term Loan and the Revolver Loan have each been paid in full and all commitments with respect thereto have terminated, prepayments from insurance or condemnation proceeds from casualties or losses to cash or any Collateral in accordance with

5	Credit Agreement (Omni)

Section 5.4(g) and the Mortgages, respectively, shall be applied to scheduled installments of the Allocable Share of the Term Loan of the Borrower that incurred such casualties or losses in the inverse order of maturity. The Term Loan Commitment shall be permanently reduced by the amount of any such prepayments. If insurance or condemnation proceeds received by a particular Borrower exceed the outstanding principal balance of the Allocable Share of the Term Loan of such Borrower, the allocation and application of those excess proceeds shall be determined by Agent, subject to the approval of Requisite Lenders. Notwithstanding anything to the contrary in the foregoing or in any other provision hereof (including Section 5.4), Omni may keep and retain the insurance proceeds arising from the Casualty Aircraft up to a maximum aggregate amount of $1,500,000; provided, that in the case of any such proceeds relating to the Casualty Aircraft having tail number N976AA, such proceeds are promptly used to repay the Indebtedness of Applied Financial, L.L.C. that is secured by a Permitted Encumbrance on such Casualty Aircraft until such Indebtedness has been paid in full.

(e) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents. Without limiting the foregoing Section 1.3(b)(vi) shall not be deemed to constitute a consent to any contemplated or proposed Omni Acquisition.

1.4 Use of Proceeds. The proceeds of the initial Advance under the Term Loan shall be used solely for the purposes set forth on Disclosure Schedule 1.4, which contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including the initial Advance and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses. The proceeds of any other post-Closing Date Advance shall be used solely for purposes approved of by Agent in its sole discretion.

1.5 Interest and Applicable LIBOR Margin and Index Rate Margin; Payment Computation.

(a) Borrowers shall pay interest on each Advance to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date as follows:

(i) during such periods that an Advance is designated as a LIBOR Rate Loan, interest shall be payable at the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum and

(ii) during such periods that an Advance is designated as an Index Rate Loan, at the applicable Index Rate plus the Applicable Index Margin per annum,

in each case as more particularly set forth below.

As of the Closing Date, the Applicable LIBOR Margin (such margin will be referred to as the “Base LIBOR Margin”) shall be 8.00% and the Applicable Index Margin (such margin will be referred to as the “Base Index Margin”) shall be 6.00%.

6	Credit Agreement (Omni)

The Applicable LIBOR Margin and the Applicable Index Margin may be adjusted by reference to the following grid:

If Leverage Ratio is:	Applicable LIBOR Margin	Applicable Index Margin
< 3.75 to 1.0	Base LIBOR Margin	Base Index Margin
> 3.75 to 1.0	Base LIBOR Margin plus 0.75%	Base Index Margin plus 0.75%

Adjustments in the Applicable LIBOR Margin or the Applicable Index Margin, as applicable, commencing with the first Fiscal Quarter ending after the Closing Date shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by one of its Authorized Officers, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable LIBOR Margin or Applicable Index Margin. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in (i) an increase in the Applicable LIBOR Margin to the highest level set forth in the foregoing grid for LIBOR Loans and (ii) an increase in the Applicable Index Margin to the highest level set forth in the foregoing grid for Index Loans, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable LIBOR Margin and/or the Applicable Index Margin is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

(b) If any payment on the Term Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to all Advances under the Term Loan shall be the Index Rate plus the Applicable Index Margin plus two percentage points (2%) per annum (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event shall be payable on the next regularly scheduled payment date set forth herein.

7	Credit Agreement (Omni)

(e) Borrower shall have the option to (i) request that an Advance be made as a LIBOR Loan, (ii) convert the Advance at any time from an Index Rate Loan to a LIBOR Loan, (iii) convert the Advance from a LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Fee in accordance with Section 1.9(e) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue the Advance as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of the continued Loan shall commence on the first day after the last day of the LIBOR Period of the Advance to be continued. Any continuation or conversion of the Advance into a LIBOR Loan or an Index Loan must be for the entire amount of the Advance. Any such election may be made no more than four times per calendar year and must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the end of the LIBOR Period with respect to the continuation of the Advance as a LIBOR Loan, or (2) the date on which Borrower wishes to convert the Advance to a LIBOR Loan. If no notice of election is received with respect to an Advance by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, the Advance shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e). The Advance shall not be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent has determined not to make or continue the Advance as a LIBOR Loan as a result thereof.

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6 [INTENTIONALLY OMITTED]

1.7 [INTENTIONALLY OMITTED]

1.8 Cash Management Systems. The Borrowers will deliver written notification to Agent at least three (3) business days prior to any modification of the cash management system currently maintained by Borrowers.

1.9 Fees.

(a) Borrowers will pay to ORIX, individually, the Fees specified in the ORIX Fee Letter.

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(b) As additional compensation for the Lenders, Borrowers shall pay to Agent, for the ratable benefit of Lenders, in arrears, on the first Business Day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to one percent (1.00%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Term Loan Commitment (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Term Loan outstanding during the period for which such Fee is due.

(c) If Borrowers pay after acceleration or prepay all or any portion of the Term Loan or terminate the Term Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrowers shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of (i) the principal amount of the Term Loan paid after acceleration or prepaid, and (ii) the amount of the Unfunded Term Loan Commitment terminated. As used herein, the term “Applicable Percentage” shall mean (x) three percent (3.0%) in the case of a prepayment or termination prior to the first anniversary date of the Closing Date (it being understood that voluntary prepayments or termination of Term Loan Commitments are not permitted during such period); (y) two percent (2.0%) in the case of a prepayment or termination from and after the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date and (z) one percent (1.0%) in the case of a prepayment or termination from and after the third anniversary of the Closing Date and prior to December 31, 2009. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early prepayment of the Term Loan or termination of the Term Loan Commitment. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrowers upon a mandatory prepayment made pursuant to Section 1.3(b) (other than clause (vi) thereof); provided, that Borrowers do not permanently terminate the Term Loan Commitment upon any such prepayment and, in the case of prepayments made pursuant to Sections 1.3(b)(i) or (b)(ii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

(d) Upon (i) any default by Borrowers in making any borrowing of, conversion into or continuation of an Advance following Borrowers’ delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of the LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay Agent the LIBOR Breakage Fee.

1.10 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 3:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Term Loan Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 3:00 p.m. (New York time). Payments received after 3:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

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1.11 Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d), as applicable. All payments and prepayments of the Term Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Maturity Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Term Loan; (3) to principal payments on the Term Loan; and (4) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

(b) Agent is authorized to, and at its sole election may, charge to the Term Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4) and interest and principal, other than principal of the Term Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Term Loan hereunder.

1.12 Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances and the Term Loan (and the Allocable Share thereof of each Borrower), all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Term Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balances in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Term Loan setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

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1.13 Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) [INTENTIONALLY OMITTED]

1.14 Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and each Lender with access to their suppliers and customers. Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

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1.15 Taxes.

(a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten days of demand therefore, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

1.16 Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand to Borrower Representative by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall be presumptive evidence of the matters set forth therein.

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(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any portion of the Term Loan, then Borrowers shall from time to time, upon demand to Borrower Representative by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

(c) [INTENTIONALLY OMITTED]

(d) Within 30 days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within 90 days following notice of their intention to do so, the Affected Lender must sell and assign its Term Loan and Term Loan Commitment to such Replacement Lender for an amount equal to the principal balance of the Term Loan held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent or the payment of a prepayment fee pursuant to Section 1.9(c); provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if Borrower Representative gives a notice of intention to replace and does not so replace such Affected Lender within 90 days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17 Single Loan. The Allocable Share of the Term Loan of each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.

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SECTION 2. CONDITIONS PRECEDENT

2.1 Conditions to the Closing. No Lender shall be obligated to make any Advance on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b) Revolver Credit Availability. Revolver Credit Availability (as determined on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales, but in all cases after taking into account any fundings under this Agreement on the Closing Date) shall be at least $2,500,000.

(c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(d) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the ORIX Fee Letter) and shall have reimbursed Agent for all Fees, costs and expenses of closing presented as of the Closing Date.

(e) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

(f) Due Diligence. Agent shall have completed its business and legal due diligence, including a thorough review of all litigation pending against any Credit Party, with results reasonably satisfactory to Agent.

(g) Amendment of Revolver Credit Agreement and Senior Term Loan Agreement. The Revolver Credit Agreement and the Senior Term Loan Agreement shall have been duly amended, and such amendments shall have been duly executed and delivered to Agent. All conditions precedent to the amendments to the Revolver Credit Agreement and the Senior Term Loan Agreement shall have been satisfied, such amendments shall have become effective, and no default or event of default shall have occurred or be continuing under the Revolver Credit Agreement or the Senior Term Loan Agreement. The Intercreditor Agreement, and all amendments to the Revolver Credit Agreement and the Senior Term Loan Agreement, shall be in form and substance acceptable to Agent in its sole discretion.

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(h) Subordinated Debt Matters.

(i) Agent shall have received (1) fully executed copies of the (x) Settlement Agreement and Mutual Release by and between Omni Energy Services Corp and Portside Growth and Opportunity Fund effective as of August 29, 2005, and (y) Settlement Agreement and Mutual Release by and between Omni Energy Services Corp and Manchester Securities Corp. effective as of August 29, 2005, (2) evidence that the Subordinated Debenture Notes (other than the Subordinated Debenture Note issued to Provident Premier Master Fund, Ltd.) have been satisfied in full and subsequently cancelled and (3) evidence that all Liens upon any of the property of any Credit Party in favor of any holder of Subordinated Debenture Notes have been terminated, each of which shall be in form and substance satisfactory to Agent and its counsel.

(ii) Agent shall have received evidence satisfactory to Agent in its sole discretion that all obligations of the Borrowers and the Credit Parties under the Trussco Modification Agreement other than the Trussco Subordinated Obligations have been satisfied.

(iii) Each of the Trussco Subordinated Parties shall have executed and delivered to Agent a Trussco Subordination Agreement.

(i) Minimum EBITDA. Omni and its Subsidiaries shall have had, for the 12 Fiscal Month period ending July 31, 2005, EBITDA of not less than $10,500,000.

(j) Insurance Opinion. Agent shall have received an opinion from Fox Everett Insurance that the certificates of insurance, together with the endorsements thereto, (i) comply with Section 5.4, (ii) are in such amounts and cover such perils as is customarily provided for property or assets of a similar nature owned by Persons engaged in the same or similar business as the Borrowers, (iii) are placed with insurers of recognized reputation and responsibility, and (iv) are otherwise in form and substance satisfactory to Agent.

(k) No Material Adverse Effect. Agent shall have determined, in its sole discretion, that no event or development shall have occurred since December 31, 2004, that could reasonably be expected to result in a Material Adverse Effect.

(l) Additional Proceeds of Preferred Stock Transaction. Omni shall have received an aggregate of $5,000,000 of gross cash proceeds from the Preferred Stock Transaction. The Preferred Stock Transaction, including the issuance of preferred stock thereunder, shall be in full compliance with all applicable state and federal laws concerning the issuance of securities and all applicable rules and regulations of any exchange on which any Stock of Omni is traded.

2.2 Further Conditions to Each Advance. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and Agent or Requisite Lenders have determined not to make such Advance as a result of the fact that such warranty or representation is untrue or incorrect;

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(b) any event or circumstance having a Material Adverse Effect shall have occurred since December 31, 2004 or could reasonably be expected to occur after giving effect to the relevant Advance;

(c) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance, and Agent or Requisite Lenders shall have determined not to make any Advance as a result of that Default or Event of Default;

(d) any Default or Event of Default (as such terms are defined in the Revolver Credit Agreement) has occurred and is continuing or would result under the Revolver Credit Agreement after giving effect to any Advance, and Agent or Requisite Lenders shall have determined not to make any Advance as a result of that Default or Event of Default; or

(e) any Default or Event of Default (as such terms are defined in the Senior Term Loan Agreement) has occurred and is continuing or would result under the Senior Term Loan Agreement after giving effect to any Advance, and Agent or Requisite Lenders shall have determined not to make any Advance as a result of that Default or Event of Default; or

(f) after giving effect to any Advance, (i) the aggregate principal amount of the Term Loan would exceed the Term Loan Commitment as of such time, or (ii) the Leverage Ratio would exceed the Maximum Leverage Ratio.

The request and acceptance by any Borrower of the proceeds of any Advance shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 (and, with respect to each post-Closing Date Advance, that the conditions of Section 2.3) have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

2.3 Additional Conditions Precedent to Post-Closing Date Advances. It shall be a further condition to each post-Closing Date Advance that each of the following conditions shall have been satisfied:

(a) Consent of Agent Regarding Proposed Use. As to any such Advance other than the Acquisition Advance, no less than five Business Days prior to the date of the proposed Advance Borrower Representative shall have provided Agent with a detailed description of the proposed use of the requested Advance (with such supporting documentation as may be requested by Agent) and Agent shall have approved such proposed use in its sole discretion (which approval, if given, may be subject to the satisfaction of additional conditions in Agent’s sole discretion, in which case all such additional conditions must also be satisfied as a condition to such Advance).

(b) Revolver Credit Availability. Revolver Credit Availability (as determined on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) shall be at least $2,500,000 after giving effect to such Advance.

(c) Equity Commitment. The Equity Commitment shall be in effect and in full compliance with all applicable state and federal laws concerning the issuance of securities and all applicable rules and regulations of any exchange on which any Stock of Omni is traded.

2.4 Conditions to Conversion or Continuation of an Advance into a LIBOR Loan. The conversion or continuation of an Advance into, or as, a LIBOR Loan shall be deemed to constitute,

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as of the date thereof, (i) a representation and warranty by Borrowers that (x) the representations and warranties by any Credit Party contained herein or in any other Loan Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and (y) no Default or Event of Default has occurred and is continuing or would result after giving effect to such conversion or continuation, and (ii) a reaffirmation by Borrowers of the granting and continuance of Agent’s Liens, pursuant to the Collateral Documents.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Term Loan, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Corporate Existence; Compliance with Law. Each Credit Party:

(a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule 3.1;

(b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect;

(c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted;

(d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct;

(e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable;

(f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

3.2 Executive Offices, Collateral Locations, FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule 3.2, none of such locations has changed within the four months preceding the Closing Date and each Credit Party has only one state of incorporation or organization. In addition, Disclosure Schedule 3.2 lists the federal employer identification number of each Credit Party. Finally, Disclosure Schedule 3.2 lists, for all Seismic and Environmental Equipment the location at which such Seismic and Environmental Equipment is stored or maintained (and indicates, for each such

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location, whether such location is owned by a Credit Party, is a leased location, or is a third party warehouse or storage facility, specifically indicating all applicable third parties owning or leasing such facilities).

3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein:

(a) are within such Person’s power;

(b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action;

(c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable;

(d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority;

(e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound;

(f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and

(g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date.

Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Omni and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule 3.4(a) have been delivered on the date hereof:

(i) The audited consolidated and unaudited consolidating balance sheets at December 31, 2004 and the related statements of income and cash flows of Omni and its Subsidiaries for the Fiscal Year then ended, certified by Pannell Kerr Forster of Texas, P.C.

(ii) The audited consolidated and unaudited consolidating balance sheets at December 31, 2003 and the related statements of income and cash flows of Omni and its Subsidiaries for the Fiscal Year then ended, certified by Fitz Roberts & Co., P.C.

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(iii) The audited consolidated and unaudited consolidating balance sheets at December 31, 2002 and the related statements of income and cash flows of Omni and its Subsidiaries for the Fiscal Year then ended, certified by Ernst & Young, LLP.

(iv) The unaudited balance sheet(s) at June 30, 2005 and the related statement(s) of income and cash flows of Omni and its Subsidiaries for the two Fiscal Quarters then ended.

(b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(b) was prepared by Omni giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Omni and its Subsidiaries dated June 30, 2005, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(c) have been prepared by Omni and its Subsidiaries in light of the past operations of their businesses, but including future payments of known contingent liabilities, and reflect projections for the seven year period beginning on January 31, 2005 on a quarter by quarter basis for such period. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Omni believes to be reasonable and fair in light of current conditions and current facts known to Omni and, as of the Closing Date, reflect Omni’s good faith and reasonable estimates of the future financial performance of Omni and its Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

3.5 Material Adverse Effect.

(a) Between December 31, 2004 and the Closing Date:

(i) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect; and

(iii) no Credit Party is in default and to the best of Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since December 31, 2004, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule 3.6 constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as

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described on Disclosure Schedule 3.6, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule 3.6 further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule 3.6 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. The current construction and use of the Real Estate does not violate (a) any statutes, laws, regulations, rules, ordinances, permits, requirements or orders or decrees of any kind whatsoever now in effect (including zoning, use or building statutes, laws, ordinances), or (b) any building permits or any conditions, easements, rights-of-way, agreements of record, urban renewal plans, parking agreements, covenants, restrictions of record or any other agreement affecting such Real Estate and each Credit Party further represents that to the best of its knowledge, such Real Estate does not violate any applicable zoning regulations.

3.7 Labor Matters. Except as set forth on Disclosure Schedule 3.7, as of the Closing Date:

(a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened;

(b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters;

(c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party;

(d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule 3.7 have been delivered to Agent);

(e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees;

(f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and

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(g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.

(a) Except as set forth in Disclosure Schedule 3.8, as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.

(b) All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule 3.8.

(c) Except as set forth in Disclosure Schedule 3.8, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule 6.3).

3.9 Government Regulation. No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Term Loan by Lenders to Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Term Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of the Term Loan or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11 Taxes. All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $300,000 in the aggregate. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all

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applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule 3.11 sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule 3.11, as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.12 ERISA.

(a) Disclosure Schedule 3.12 lists, as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, and all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Disclosure Schedule 3.12: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

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3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”),

(a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or

(b) other than the Advantage Litigation (without regard to any material adverse developments in such litigation of which Agent became aware after February 25, 2005) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.

Except as set forth on Disclosure Schedule 3.13, as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $300,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14 Brokers. Except as set forth on Disclosure Schedule 3.14, no broker or finder brought about the obtaining, making or closing of the Term Loan or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule 3.15. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule 3.15, no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

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3.17 Environmental Matters.

(a) Except as set forth in Disclosure Schedule 3.17, as of the Closing Date:

(i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $150,000;

(ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate;

(iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $150,000;

(iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $150,000, and all such Environmental Permits are valid, uncontested and in good standing;

(v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $150,000;

(vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $150,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party;

(vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and

(viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(b) Each Credit Party hereby acknowledges and agrees that Agent

(i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and

(ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18 Insurance. Disclosure Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

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3.19 Deposit and Disbursement Accounts. Disclosure Schedule 3.19 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20 Government Contracts. Except as set forth in Disclosure Schedule 3.20, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier essential to its operations.

3.22 Bonding; Licenses. Except as set forth on Disclosure Schedule 3.22, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or binding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.23 Solvency. Both before and after giving effect to (a) the Advance to be made or incurred on the Closing Date or such other date as Advances requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower Representative; (c) the consummation of the Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

3.24 Aircraft. No Credit Party owns any Aircraft.

3.25 Anti-Terrorism Laws.

(a) None of the Credit Parties nor or any Affiliate of any Credit Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) None of the Credit Parties, nor or any Affiliate of any Credit Party, or their respective agents acting or benefiting in any capacity in connection with the Term Loan or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

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(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated or associated with a person or entity listed above.

(c) No Credit Party, or to the knowledge of any Credit Party any of its agents acting in any capacity in connection with the Term Loan or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

3.26 Inactive Subsidiaries. Each of the Inactive Subsidiaries has no Indebtedness or other material liabilities, conducts no operations or business, and owns no assets or properties.

3.27 Nature of Business. No Borrower is engaged in any business other than the business of providing oil field seismic support services or oil field environmental services (and other activities incidental thereto). Each of the Credit Parties (other than Borrowers) has no Indebtedness or other material liabilities, conducts no operations or business, and owns no assets or properties.

3.28 Revolver Documents and Senior Term Loan Documents. As of the Closing Date, Borrowers have delivered to Agent (i) a complete and correct copy of the Revolver Documents and (ii) a complete and correct copy of the Senior Term Loan documents, including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith.

3.29 Subordinated Debt. As of the Closing Date, Borrowers have delivered to Agent complete and correct copies of the Trussco Notes and the Trussco Put Letters (including in all cases all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents or agreements delivered pursuant thereto or in connection therewith). All Obligations under the Trussco Put Letters constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Trussco Subordination Agreement.

SECTION 4. FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices.

(a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex E.

4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Pannell

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Kerr Forster of Texas, PC, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall:

(a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; provided, that this Section 5.1(a) shall not apply to Immaterial Subsidiaries;

(b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

(c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule 5.1.

5.2 Payment of Charges.

(a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $250,000.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule 3.4(a).

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5.4 Insurance; Damage to or Destruction of Collateral.

(a) Credit Parties shall, at their sole cost and expense, maintain the policies of insurance as in effect on the date hereof of the types and amounts as set forth in Section 5.4(a)(i) through (vi) below and described on Disclosure Schedule 3.18, or otherwise in form and with insurers reasonably acceptable to Agent. Credit Parties shall also carry and maintain any other insurance that Agent may reasonably require from time to time. The insurance required to be carried and maintained by Credit Parties shall, in all events, be placed with insurers having a minimum A.M. Best rating of A:X (or as may be otherwise agreed by Agent), be in such form, with terms, conditions, limits and deductibles as shall be acceptable to Agent, and include the following:

(i) All-Risk Property Damage Insurance. Credit Parties shall maintain all-risk property damage insurance written on a replacement cost basis covering buildings and contents as well as all mobile equipment. Such policy shall contain an agreed amount endorsement waiving any co-insurance penalty;

(ii) Commercial General Liability Insurance. Credit Parties shall maintain commercial general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. Such coverage shall include, but not be limited to, premises/operations, broad form contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law;

(iii) Workers’ Compensation/Employer’s Liability Insurance. Credit Parties shall maintain (i) Workers’ Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of any Credit Party while at work or in the scope of his employment with such Credit Party, and (ii) Employer’s Liability in an amount of not less than $1,000,000. Such coverage shall not contain any occupational disease exclusions; and

(iv) Excess/Umbrella Liability Insurance. Credit Parties shall maintain excess or umbrella liability insurance written on an occurrence basis in an amount of not less than $35,000,000 providing coverage limits excess of the insurance limits required under Sections 5.4(a)(ii) and (iii) above. Such insurance shall follow from the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable under law.

(b) Credit Parties shall cause all insurance policies carried and maintained in accordance with this Section 5.4 to be endorsed as follows:

(i) Agent, for the benefit of Agent and Lenders, shall be an additional insured and sole loss payee (other than Senior Lenders and Revolver Lender) with respect to the policies described in Sections 5.4(a)(i). Agent, for the benefit of Agent and Lenders, shall be an additional insured with respect to liability policies described in Sections 5.4(a)(ii), (iii) (to the extent allowed by law), and (iv);

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(ii) With respect to policies described in Sections 5.4(a)(i) and (iii), the interests of Agent, for the benefit of Agent and Lenders, shall not be invalidated by any action or inaction of any Credit Party or any other Person (other than Agent), and shall insure Agent, for the benefit of Agent and Lenders, regardless of any breach or violation by any Credit Party or any other Person, of any warranties, declarations or conditions of such policies;

(iii) Inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

(iv) The insurers thereunder shall waive all rights of subrogation against Agent, for the benefit of Agent and Lenders, any right of setoff or counterclaim, and any other right to deduction, whether by attachment or otherwise;

(v) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Agent, for the benefit of Agent and Lenders,; and

(vi) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any adverse material changes are initiated by the carrier which affect the interests of Agent, such cancellation or change shall not be effective as to Agent until 30 days (ten days in the case of non-payment of premium or less in the case of war and allied perils risks) after receipt by Agent of written notice sent by registered mail from such insurer.

(c) If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required by this Agreement, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral. It is acknowledged and agreed that Agent shall have no obligation to obtain insurance for any Credit Party, and that any obligation imposed upon any Credit Party, including but not limited to the obligation to pay premiums, shall be the sole obligation of such Credit Party and not that of Agent or any Lender.

(d) On the Closing Date and at least ten (10) days prior to each policy renewal (but not less than annually), Credit Parties shall have delivered to Agent (i) insurance certificates for each policy of insurance maintained by Credit Parties and required under this Section 5.4 (including all endorsements referred to in Section 5.4(b)), and (ii) an up-to-date Disclosure Schedule 3.18 (which shall identify the underwriters, the type of insurance, the limits, deductibles and term thereof of each policy of insurance maintained by Credit Parties).

(e) On the Closing Date and concurrently with the furnishing of all new insurance certificates referred to in Section 5.4(d), Credit Parties shall furnish Agent with a statement from an independent insurance broker, acceptable to Agent, stating that (i) all premiums then due have been paid, (ii) in the opinion of such broker, the insurance then

29	Credit Agreement (Omni)

maintained by Credit Parties is in compliance with this Agreement, (iii) the endorsements required pursuant to Section 5.4(b) have been endorsed to Credit Parties’ relevant insurance policies, and (iv) it will promptly advise Agent in writing of any default in the payment of any premiums or any other act or omission, on the part of any person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by Credit Parties hereunder.

(f) Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $250,000, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under any all-risk property policy of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such all-risk property policy of insurance and for making all determinations and decisions with respect to such all-risk property policy of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.

(g) Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $300,000 or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d) or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $300,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the Collateral; provided, that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d); provided further, that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by each Borrower. All insurance proceeds made available to any Credit Party to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to the relevant Borrower or other Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request a release from the cash collateral account be made to such Borrower or other Credit Party in the amount requested to be released; and (ii) so long as the conditions set forth in Section 2.2 have been met, Agent shall release funds from the cash collateral account. To the extent not used to replace, repair, restore or rebuild the Collateral as provided above (including within the time period specified above), such insurance proceeds shall be applied in accordance with Section 1.3(d). In addition, if an Event of Default shall have occurred and be continuing at any time at which there is cash in the cash collateral account as contemplated above, such cash may be immediately applied in accordance with Section 1.3(d) and shall no longer be available to Borrowers or any other Credit Parties for the purposes contemplated above.

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(h) Upon request, Credit Parties shall furnish Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Agreement shall impose on Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Credit Parties, nor shall Agent be responsible for any representations or warranties made by or on behalf of Credit Parties to any insurance broker, company or underwriter.

5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA, labor laws, Federal Aviation Act Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to:

(a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect;

(b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects;

(c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $100,000;

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(d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request:

(i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and

(ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

(e) promptly implement any recommendations in the Environ Report;

(f) promptly establish, and at all times after the Closing Date maintain, a management system for environmental, health and safety equivalent to ISO 14001, and promptly provide Agent with all periodic management and compliance audits prepared thereunder.

5.9 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, then such Credit Party shall first provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

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5.10 Obtaining of Permits, Etc. Each Credit Party shall obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

5.11 [INTENTIONALLY OMITTED]

5.12 [INTENTIONALLY OMITTED]

5.13 Explosives. The Credit Parties shall (i) cause all explosives used by any Credit Party to be stored, maintained and used in compliance with all applicable laws and in a safe and secure manner (it being understood that in no event shall any such explosives be permanently or regularly stored or maintained at or on any of the Real Estate), and (ii) cause the adoption and maintenance of policies and procedures satisfactory to Agent in its sole discretion with respect to such storage, maintenance and use of explosives.

5.14 Revolving Credit Facility. Credit Parties shall at all times maintain in full force and effect the Revolver Credit Agreement (or a similar revolving credit facility in a like amount and on terms no less favorable to Credit Parties).

5.15 [INTENTIONALLY OMITTED]

5.16 Consent to Purchase of Senior Term Loan Obligations and Revolver Obligations. Each Credit Party executing this Agreement hereby irrevocably consents to any purchase by Lenders of (i) the Senior Term Loan Obligations from the Senior Lenders and/or (ii) of the Revolver Obligations from the Revolver Lender, in each case pursuant to the terms of the Intercreditor Agreement, and agrees that no further consent from any Credit Party shall be required upon the occurrence of such purchase.

5.17 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

5.18 Right of First Refusal.

(a) If at any time within twelve (12) months after the Closing Date the Borrowers intend to Refinance the Revolver Loan and/or the Senior Term Loan, then the Borrowers shall, prior to any such Refinancing, give written notice (the “Refinance Notice”) of such intention to the Agent which shall include the name of the proposed entity (the “Refinance Lender”) with which it intends to Refinance the Revolver Loan and/or the Senior Term Loan (as applicable), and the proposed terms relating to such Refinancing. The Refinance Notice shall constitute a binding offer by the Borrowers to the Lenders to Refinance the Revolver Loan and/or the Senior Term Loan (as applicable) on the same terms designated in the Refinance Notice.

(b) Not later than fifteen (15) Business Days after receipt of the Refinance Notice, the Agent shall deliver to the Borrower Representative a written notice (the “Lender Notice”) stating whether the Lenders have accepted the offer stated in the Refinance Notice. If the Lenders accept the offer of the Borrowers, the Lender Notice shall fix a time, location

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and date for the closing of such Refinancing, which date shall be not less than fifteen (15) Business Days nor more than thirty (30) days after delivery of the Lender Notice. Unless otherwise agreed between or among the Lenders, the Refinancing shall be in accordance with the Pro Rata Shares of the Lenders; provided, that if one or more of the Lenders elects not to participate in the Refinancing, the remaining Lenders may Refinance the Revolver Loan and/or the Senior Term Loan (as applicable), pro rata between or among them or in such other manner as they may agree. At the closing, the Borrowers and the Revolver Lender and/or Senior Lenders (as applicable) shall execute and deliver to the Agent and the Lenders such documents as the Agent and the Lenders shall require to evidence and effectuate the Refinancing.

(c) If the Lenders fail to accept the offer stated in the Refinance Notice within such fifteen (15) Business Day period, then the Borrowers shall be free to Refinance the entire Revolver Loan and/or Senior Term Loan (as applicable) with the designated Refinance Lender on the identical terms and conditions set forth in the Refinance Notice; provided, that such Refinancing is consummated within sixty (60) days after the delivery of the Refinance Notice to the Agent and otherwise satisfies the terms and conditions of this Agreement.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person (except that (i) any Credit Party may merge with any other Credit Party provided that (A) a Borrower shall be the survivor of any merger between a Borrower and a non-Borrower Credit Party, and (B) Borrower Representative shall be the survivor of any merger to which it is a party, and (ii) any Inactive Subsidiary may dissolve, liquidate or wind up its affairs at any time so long as the Indebtedness and other obligations of such Person does not become a liability of any Credit Party).

6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

(a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business consistent with past priorities;

(b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; and

(c) so long as no Default or Event of Default has occurred and is continuing, Borrowers may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in an amount of no more than $1,100,000.00 in the aggregate as of any time of determination, in

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(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof;

(ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;

(iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”);

(iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks; and

(v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above.

(d) Omni Properties may hold the Pledged Trussco Note Interest; provided that it shall take no action to enforce its rights or remedies thereunder or collect payment thereof.

6.3 Indebtedness.

(a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c);

(ii) the Term Loan and the other Obligations;

(iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(iv) existing Indebtedness described in Disclosure Schedule 6.3, including, to the extent expressly identified therein, any Permitted Vehicle and Rolling Stock Indebtedness and Senior Mortgage Indebtedness, and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof (other than, with respect to Permitted Vehicle and Rolling Stock Indebtedness, increases that do not result in the aggregate amount of such Indebtedness exceeding the maximum amount of such Indebtedness permitted under the definition of Permitted Vehicle and Rolling Stock Indebtedness) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;

(v) Indebtedness under interest rate hedging agreements or arrangements designed to provide protection against fluctuations in interest rates, on terms, for periods and with counterparties acceptable to Agent;

(vi) [Intentionally Omitted]

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(vii) Guaranteed Indebtedness permitted under Section 6.6;

(viii) Indebtedness owed under the Revolver Credit Agreement in an aggregate principal amount not to exceed $16,500,000;

(ix) funded Indebtedness owed under the Senior Term Loan Agreement in an aggregate principal amount not to exceed $18,810,000 (with such amount reduced by (A) the amount of any principal repayments of the loans thereunder, and (B) the amount of any permanent reductions of the commitments thereunder), without the prior written consent of the Requisite Lenders;

(x) Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower; provided, that: (A) each Borrower shall have executed and delivered to each other Borrower, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Borrower to such other Borrowers, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Pledge Agreement as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Borrower under any such Intercompany Notes shall be subordinated to the Obligations of such Borrower hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by any Borrower to any other Borrower and after giving effect thereto, each such Borrower shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (F) the aggregate balance of all such intercompany loans owing (x) to any Borrower pursuant to this Section 6.3(a)(x) shall not exceed $10,000,000 at any time and (y) by any Borrower pursuant to this Section 6.3(a)(x) shall not exceed $10,000,000 at any time;

(xi) Indebtedness under Trussco Note 1 and Trussco Note 2 and the Trussco Subordinated Obligations; and

(xii) Indebtedness under the Subordinated Debenture Note issued to Provident Premier Master Fund Ltd.

(b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv) (excluding any such Indebtedness that is expressly enumerated in any other clause of Section 6.3(a)); (iv) other Indebtedness (excluding Subordinated Debt) not in excess of $300,000; (v) as otherwise permitted in Section 6.13; (vi) Indebtedness under the Revolver Credit Agreement to the extent the payment thereof is not made in contravention of the Intercreditor Agreement; (vii) Indebtedness under the Senior Term Loan Agreement to the extent the payment thereof is not made in contravention of the Intercreditor Agreement.

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6.4 Employee Loans and Affiliate Transactions.

(a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. All such transactions existing as of the date hereof are described in Disclosure Schedule 6.4(a). Notwithstanding and without limiting the foregoing, the Preferred Stock Transaction shall be permitted.

(b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $300,000 in the aggregate at any one time outstanding.

6.5 Capital Structure and Business. If all or part of a Credit Party’s Stock is pledged to Agent, that Credit Party shall not issue additional Stock. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it.

6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule 6.7 securing the Indebtedness described on Disclosure Schedule 6.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $3,600,000 outstanding at any one time for all such Liens (provided, that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, and (b) the sale or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party’s business and having a book value not exceeding $150,000 in the aggregate in any

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Fiscal Year; (c) the sale or other disposition of other Equipment and Fixtures having a book value not exceeding $150,000 in the aggregate in any Fiscal Year; and (d) the sale of the Stock of any of the Inactive Subsidiaries.

6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $300,000 in the aggregate.

6.10 Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.11 Hazardous Materials; Explosives. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect. No Credit Party shall own or hold title to any explosives.

6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

6.13 Restricted Payments. No Credit Party shall make any Restricted Payment, except

(a) intercompany loans and advances between Borrowers to the extent permitted by Section 6.3,

(b) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower,

(c) employee loans permitted under Section 6.4(b),

(d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3(a)(x);

(e) dividends in the form of common Stock of Omni;

(f) payments in an aggregate amount not to exceed $75,000 for the repurchase, retirement or surrender of the preferred Stock described in Disclosure Schedule 6.13;

(g) (i) scheduled payments of interest and principal on Trussco Note 1 and Trussco Note 2 (other than on account of the Pledged Trussco Note Interest); (ii) scheduled payments of interest and principal on the Subordinated Debenture Note issued to Provident Premier Master Fund, Ltd.; provided, however, that no such payments of interest or principal in respect of clauses (i) or (ii) above shall be made unless, after giving effect to such payment, Revolver Credit Availability (as determined on a pro forma basis, with trade payables being paid currently and in the ordinary course of business but on terms not to exceed 90 days, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) shall be at least $3,500,000; and (iii) the payment of the Trussco Subordinated Obligations to the extent permitted under the Trussco Subordination Agreement provided, that no Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to clauses (e) or (f) above.

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6.14 Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least 30 days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

6.15 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

6.16 Changes Relating to Subordinated Debt; Material Contracts.

(a) No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender.

(b) No Credit Party shall change or amend the terms of any contract or agreement to which such Credit Party is a party involving aggregate consideration payable to or by such Credit Party of $250,000 or more (other than purchase orders in the ordinary course of the business of such Credit Party and other than contracts that by their terms may be terminated by such Credit Party in the ordinary course of its business upon less than 60 days notice without penalty or premium).

6.17 Anti-Terrorism Laws. No Credit Party, nor any of its Affiliate or agents, shall:

(a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person;

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(b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or

(c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.

Credit Parties shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Credit Parties’ compliance with this Section 6.17.

6.18 Inactive Subsidiaries. No Credit Party shall permit any of the Inactive Subsidiaries to (a) incur any Indebtedness or other liabilities, (b) conduct any operations or business, or (c) own or acquire any assets or properties.

6.19 Compensation. Borrowers shall not pay compensation (including, for this purpose, salary, bonus, management or consulting fees, directors fees and any other forms of remuneration, whether payable in cash or other property) to the Senior Management of Borrowers in excess of the following sums (unless otherwise approved by the Requisite Lenders): (A) in respect of salary and other forms of remuneration (excluding bonuses) an aggregate amount not to exceed one hundred ten percent (110%) of the remuneration paid to Senior Management in the prior Fiscal Year; and (B) in respect of bonus, (i) for Fiscal Year 2005, an amount not to exceed $250,000 in the aggregate, and (ii) for each Fiscal Year thereafter, an amount not to exceed in percentage amount of income (or like basis), the percentage amount used to compute bonuses in the prior Fiscal Year.

SECTION 7. TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Term Loan and all other Obligations shall be automatically due and payable in full on such date and the Term Loan Commitment, if any, that remains on such date shall automatically terminate.

7.2 Survival of Obligations upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Term Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

SECTION 8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Term Loan or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten days following Agent’s demand for such reimbursement or payment of expenses.

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(b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a), 5.4(b), 5.4(d), 5.4(e), 5.13, 5.16, 5.18 or 6, or any of the provisions set forth in Annex G.

(c) Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annex E, and the same shall remain unremedied for three Business Days or more.

(d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 15 days or more.

(e) (i) an “Event of Default” and an acceleration of “Obligations” (as such terms are defined in the Revolver Credit Agreement) occurs under the Revolver Credit Agreement, or the commitments provided to Borrowers by Revolver under the Revolver Credit Agreement are at any time less than the Minimum Revolver Commitment Amount or any Borrower or other Credit Party gives notice of the termination of the Revolver Credit Agreement, (ii) an “Event of Default” and an acceleration of “Obligations” (as such terms are defined in the Senior Term Credit Agreement) occurs under the Senior Term Credit Agreement or any Borrower or other Credit Party gives notice of the termination of the Senior Term Credit Agreement, (iii) a default or breach occurs with respect to any Subordinated Debt or under Trussco Note 1 or Trussco Note 2 or (iv) a default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (A) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations or those items described in the preceding clauses (i)-(iii)) of any Credit Party in excess of $550,000 in the aggregate (including (1) undrawn committed or available amounts and (2) amounts owing to all creditors under any combined or syndicated credit arrangements), or (B) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $550,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(g) Assets of any Credit Party with a fair market value of $2,500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 30 days or more.

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(h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j) A final judgment or judgments for the payment of money in excess of $150,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l) Any Change of Control occurs.

(m) Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of Borrowers generating more than 25% of Borrowers’ consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 30 days.

(n) Borrowers shall receive notice of a rejection of coverage from their insurers with respect to claims asserted in the Advantage Litigation.

8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Term Loan Commitment with respect to additional Advances, whereupon any additional Advances shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may

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(and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Term Loan to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Term Loan Commitment; (ii) reduce the Term Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of the Term Loan, to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Term Loan Commitment shall be immediately terminated and all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

SECTION 9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, the Term Loan, and any Term Loan Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the Term Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; and (iii) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Term Loan Commitment or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Advances

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hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the Term Loan Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b) Any participation by a Lender of all or any part of its Term Loan Commitment shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Term Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of the Term Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Term Loan, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

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(e) Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Term Loan or Term Loan Commitment to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), or withholding taxes in accordance with Section 1.15(a).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of Advances that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Advance; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of any such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if such Advance were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent and without paying any processing fee therefor assign all or a portion of its interests in the Term Loan to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of the Term Loan and (ii) disclose on a confidential basis any non-public information relating to its Term Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Advances are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2 Appointment of Agent. ORIX is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and

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the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by ORIX or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.3 Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4 ORIX and Affiliates. With respect to its Term Loan Commitment hereunder, ORIX shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include ORIX in its individual capacity. ORIX and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own

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securities of any Credit Party or any such Affiliate, all as if ORIX were not Agent and without any duty to account therefor to Lenders. ORIX and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between ORIX as a Lender holding disproportionate interests in the Loans, and ORIX as Agent.

9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loan, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7 Successor Agent. Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation,

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the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided, that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loan or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.

(i) Each Lender shall make the amount of such Lender’s Pro Rata Share of any Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 11:00 a.m. (New York time) on the requested Funding Date. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Advance to the Borrower designated by Borrower Representative in the Notice of Advance. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to the Term Loan.

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Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Term Loan held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Term Loan Commitment hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment

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required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Term Loan Commitment of that Non-Funding Lender for an amount equal to the principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement; provided that such assignment shall not require the payment of an assignment fee to Agent or the payment of a prepayment fee to such Non-Funding Lender pursuant to Section 1.9(c).

(e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

SECTION 10. SUCCESSORS AND ASSIGNS

10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

SECTION 11. MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be

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modified, altered or amended except as set forth in Section 11.2. Any letter of interest, proposal letter, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the ORIX Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

11.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Advance shall be effective unless the same shall be in writing and signed by Agent, all of the Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Advances set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Term Loan Commitment (which action shall be deemed to directly affect all Lenders; (ii) reduce the principal of, rate of interest on or Fees payable with respect to the Term Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(i)-(vi)) or final maturity date of the principal amount of the Term Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $500,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Term Loan Commitment or of the aggregate unpaid principal amount of the Term Loan that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definition of the term “Requisite Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party

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or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”); or

(ii) requiring the consent of Requisite Lenders, the consent of Lenders holding a Pro Rata Share in excess of 50% is obtained, but the consent of Requisite Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Term Loan Commitment of such Non-Consenting Lenders for an amount equal to the principal balance of the Term Loan held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Term Loan Commitment and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3 Fees and Expenses. Borrowers shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Term Loan made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any

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litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Term Loan during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided further, that no Person shall be entitled to reimbursement under this clause (B) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Term Loan during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Term Loan during the pendency of one or more Events of Default; and

(e) efforts to (i) monitor the Term Loan or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

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11.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two years following receipt thereof, except that Agent and any Lender may disclose such information

(a) to Persons employed or engaged by Agent or such Lender;

(b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above);

(c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process;

(d) as, on the advice of Agent’s or such Lender’s counsel, is required by law;

(e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or

(f) that ceases to be confidential through no fault of Agent or any Lender.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR

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ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR TEN BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, WITH PROPER POSTAGE PREPAID.

11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and ten Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

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11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of ORIX or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two Business Days’ prior notice to ORIX and without the prior written consent of ORIX unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with ORIX before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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11.18 Intercreditor Agreement. It is understood and agreed by each of the parties hereto that, notwithstanding any terms of this Agreement and any other Loan Documents (other than the Intercreditor Agreement) that may be to the contrary, this Agreement and such other Loan Documents, together with all rights and remedies of the Agent and Lenders hereunder and thereunder, are subject at all times to the express terms of the Intercreditor Agreement.

SECTION 12. CROSS-GUARANTY

12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

57	Credit Agreement (Omni)

12.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

58	Credit Agreement (Omni)

12.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Term Loan Commitment, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Term Loan Commitment.

12.8 Liability Cumulative. The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Remainder of Page Left Blank]

59	Credit Agreement (Omni)

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

“Borrowers”:

OMNI ENERGY SERVICES CORP.		TRUSSCO, INC.

By:	/s/ James C. Eckert	By:	/s/ James C. Eckert
	James C. Eckert		James C. Eckert
	Chief Executive Officer		Chief Executive Officer

[Signatures continued]

60	Credit Agreement (Omni)

“Agent” and a “Lender”

ORIX FINANCE CORP.

By:	/s/ Christopher L. Smith
Christopher L. Smith
Authorized Representative

[Signatures continued]

61	Credit Agreement (Omni)

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

“Credit Parties”

AMERICAN HELICOPTERS INC.		OMNI PROPERTIES CORP.

By:	/s/ James C. Eckert	By:		/s/ James C. Eckert
	James C. Eckert			James C. Eckert
	Chief Executive Officer			Chief Executive Officer

OMNI ENERGY SERVICES CORP.-MEXICO		OMNI SEISMIC AVIATION CORP.

By:	/s/ James C. Eckert	By:		/s/ James C. Eckert
	James C. Eckert			James C. Eckert
	Chief Executive Officer			Chief Executive Officer

OMNI OFFSHORE AVIATION CORP.		TRUSSCO PROPERTIES, L.L.C.

		By:		OMNI ENERGY SERVICES CORP., its Sole Member

By:	/s/ James C. Eckert		By:	/s/ James C. Eckert
	James C. Eckert			James C. Eckert
	Chief Executive Officer			Chief Executive Officer

By:	OMNI ENERGY SEISMIC SERVICES CORP.

/s/ James C. Eckert
James C. Eckert
Chief Executive Officer

62	Credit Agreement (Omni)

ANNEX A (Recitals)

to

CREDIT AGREEMENT

Definitions

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Act” means the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time.

“Advance” has the meaning ascribed thereto in Section 1.1(a)(i).

“Advantage Litigation” means (a) the case styled “Omni Energy Services Corp. v. Steven T. Stull, et al.,” case No. 2004-2336, in the Civil District Court for the Parish of Orleans of the State of Louisiana, and (b) the case styled “Advantage Capital Partners II Limited Partnership, et al. v. Omni Energy Services Corp., et al.,” Civil Action No.04-0878, in the United States District Court for the Eastern District of Louisiana.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.

A-1	Credit Agreement (Omni)

For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means ORIX in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agreement” means the Credit Agreement by and among Borrowers, the other Credit Parties party thereto, ORIX, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Aircraft” means any “aircraft” as defined in the Federal Aviation Act, 49 U.S.C. Section 40102(a)(6).

“Allocable Share” has the meaning ascribed to it in Section 1.1(a)(ii).

“American” has the meaning ascribed to it in the preamble to the Agreement.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to each Index Rate Loan, as set forth in Section 1.5(a).

“Applicable LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to each LIBOR Loan, as determined by reference to Section 1.5(a).

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer, president or executive vice president of such Person.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Base LIBOR Margin” has the meaning assigned to such term in Section 1.5(e).

“Blocked Person” has the meaning assigned to such term in Section 3.25(b).

“Borrower Representative” means Omni in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(d).

“Borrowers” and “Borrower” have the respective meanings ascribed thereto in the preamble to the Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to a LIBOR Loan shall mean any such day that is also a LIBOR Business Day.

A-2	Credit Agreement (Omni)

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP; provided, that with respect to the Credit Parties, Capital Expenditures shall not include any portion of the Acquisition Purchase Price that would otherwise be characterized as a capital expenditure under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Casualty Aircraft” means the Aircraft identified under the heading “Casualty Claims” in Disclosure Schedule 3.24 as in effect on the Closing Date.

“Change of Control” means any of the following:

(a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 20% or more of the issued and outstanding shares of capital Stock of Omni having the right to vote for the election of directors of Omni under ordinary circumstances (excepting therefrom any person or group of persons (within the meaning of the Securities Exchange Act of 1934) which has such beneficial ownership of more than 20% of such capital Stock as of the Closing Date);

(b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Omni (together with any new directors whose election by the board of directors of Omni or whose nomination for election by the Stockholders of Omni was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office;

(c) Omni ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries; or

(d) (i) Omni consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (ii) any entity consolidates with or merges into Omni, which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting capital Stock of Omni is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the holders of the beneficial ownership of Omni immediately prior to such transaction have a beneficial ownership in the aggregate of at least 51% of the aggregate voting power of all capital Stock of the resulting, surviving or transferee entity.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies,

A-3	Credit Agreement (Omni)

assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Closing Date” means August 29, 2005.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent, Trademark and Copyright Security Agreement, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex E.

“Collection Account” means the account of Agent identified in Annex H, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment Termination Date” means the earliest of (a) December 31, 2006, (b) the Maturity Date, (c) the date of indefeasible prepayment in full by Borrowers of the Term Loan and the permanent reduction of the Term Loan Commitment to zero dollars ($0), and (d) the date of the permanent reduction of the Term Loan Commitment to zero dollars ($0) under any provision of this Agreement at any time prior to the indefeasible prepayment in full of the Term Loan.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements

A-4	Credit Agreement (Omni)

and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement by virtue of which such Credit Party licenses or is licensed any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means each Borrower and each Guarantor.

“Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

“Current Liabilities” means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Revolver Loan.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules 1.4 through 6.13 in the Index to the Agreement.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to:

(a) consolidated net income of such Person for such period determined in accordance with GAAP, minus

(b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets

A-5	Credit Agreement (Omni)

by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus

(c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

A-6	Credit Agreement (Omni)

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equity Commitment” means the third party commitment to make an equity investment in Omni in accordance with the terms set forth in Annex K.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of

A-7	Credit Agreement (Omni)

ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan’s qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers delivered in accordance with Section 3.4 and Annex E.

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrowers ending on December 31 of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period plus (d) income taxes paid or payable in cash with respect to such fiscal period.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of EBITDA to Fixed Charges.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by

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its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including all Indebtedness secured by mortgages or deeds of trust on any Real Estate (including the Senior Mortgage Indebtedness), Permitted Vehicle and Rolling Stock Indebtedness, Capital Lease Obligations, Indebtedness under the Revolver Credit Agreement, Indebtedness under the Senior Term Loan Facility, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Credit Parties, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“Funding Date” has the meaning ascribed to it in Section 1.1(a)(i).

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to

A-9	Credit Agreement (Omni)

maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means each Subsidiary of each Borrower (other than any such Subsidiary that is a Borrower), and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Inactive Subsidiaries” means any one or more of:

(a) American Aviation, L.L.C., a Missouri limited liability company;

(b) Omni Energy Services – Alaska, Inc., an Alaska corporation;

(c) Hamilton Drill Tech, Inc., a Canadian corporation;

(d) Omni International Energy Services, Ltd., a Cayman Islands corporation; and

(e) Gulf Coast Resources, Inc., a Louisiana corporation.

“Indebtedness” means, with respect to any Person, without duplication,

(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith,

(b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured,

(c) all obligations evidenced by notes, bonds, debentures or similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

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(e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases,

(f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured,

(g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured,

(h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and

(i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.

“Index Rate Loan” means each Advance during any period that the Loan bears interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3(a)(x).

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date between Agent, Revolver Lender and Senior Agent.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA to Interest Expense.

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“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means the first Business Day of each month; provided, that, in addition to the foregoing, each of (x) the date upon which the Term Loan Commitment has been terminated and the Term Loan has been paid in full and (y) the Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Lenders” means ORIX, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Leverage Ratio” means, with respect to Omni and its Subsidiaries, on a consolidated basis, the ratio of (a) Funded Debt as of any date of determination (including the average daily closing balance of the Revolver Loan for the 30 days preceding and including any date of determination), to (b) EBITDA for the twelve months ending on that date of determination.

“LIBOR Breakage Fee” means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that Lenders may sustain as a result of (i) any default by Borrowers in making any borrowing of, conversion into or continuation of the LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of the LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to Lenders under Section 1.3(c), Lenders shall be deemed to have actually funded the LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of the LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period.

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“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means an Advance during such period as the Advance bears interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to each LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrowers pursuant to the Agreement and ending three months thereafter, provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(b) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(c) any LIBOR Period that would otherwise extend beyond the Maturity Date shall end two (2) LIBOR Business Days prior to such date; and

(d) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month.

“LIBOR Rate” means for each calendar month, a rate of interest determined by Agent equal to the greater of (1) 2.60%, and (2) the quotient of:

(a) the offered rate for deposits in United States Dollars for the applicable calendar month that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such calendar month (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two LIBOR Business Days prior to the beginning of such calendar month (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

A-13	Credit Agreement (Omni)

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Intercreditor Agreement, and all other agreements, instruments, documents and certificates identified in the Schedule of Documents executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Payment Date” shall mean each January 1, April 1, July 1 and October 1 beginning on April 1, 2007 through and including the Maturity Date (it being understood that the Maturity Date shall be a Loan Payment Date regardless of whether it occurs on one of the foregoing dates).

“Margin Stock” has the meaning ascribed to in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Credit Party or the Credit Parties considered as a whole, (b) any Borrower’s or Guarantor’s ability to pay the Term Loan or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents (in all cases, to the extent arising from a material adverse development in the Advantage Litigation, solely to the extent that Agent was not aware of such material adverse development on or prior to February 25, 2005). Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of $5,100,000 shall constitute a Material Adverse Effect.

“Maturity Date” means the earliest of (a) August 29, 2010, (b) the date of termination of Lenders’ obligations to permit the Term Loan to remain outstanding pursuant to Section 8.2(b), (c) the date of termination of the Revolver Credit Agreement, (d) the date on which the commitments provided to Borrowers by the Revolver Lender under the Revolver Credit Agreement are in an amount that is less than the Minimum Revolver Commitment Amount, and (e) the date of indefeasible prepayment in full by Borrowers of the Term Loan and the permanent reduction of the Term Loan Commitment to zero dollars ($0).

“Maximum Leverage Ratio” means, as of any date of determination, the “Maximum Leverage Ratio” that is specified in paragraph (d) of Annex G for the most recent Fiscal Quarter ending date on or prior to such date of determination.

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“Mexico” has the meaning ascribed to it in the preamble to the Agreement.

“Minimum Revolver Commitment Amount” means $15,000,000.

“Mortgaged Properties” means any Real Estate that is owned by any Borrower that is subject to a mortgage in favor of Agent to secure the Obligations. It is acknowledged and agreed that the Real Estate owned by Omni as of the Closing Date that is located at (i) 4506, 4512 and 4524 N.E. Evengeline Thruway, Carencro, Lafayette Parish, Louisiana and (ii) 17715 Highway 82, Abbeville, Vermilion Parish, Louisiana are not required to be a Mortgaged Property.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the Term A Notes.

“Notice of Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Offshore Aviation” has the meaning ascribed to it in the preamble to the Agreement.

“Omni” has the meaning ascribed to it in the preamble to the Agreement.

“Omni Acquisition” has the meaning ascribed to it in Section 1.3(b)(vi).

“Omni Properties” has the meaning ascribed to it in the preamble to the Agreement.

“ORIX” means ORIX Finance Corp., a Delaware corporation.

“ORIX Fee Letter” means that certain letter, dated as of August 24, 2005, between ORIX and Omni with respect to certain Fees to be paid from time to time by Borrowers to ORIX.

“Parts and Supplies Inventory” shall mean all of any Credit Party’s now owned and hereafter existing or acquired goods, wherever located, consisting of such Credit Party’s inventory of finished aviation and drilling parts and supplies held by any Credit Party for incorporation into Seismic and Environmental Equipment used by any Credit Party in its business or for sale in the ordinary course of its business to third parties, in each case which are not attached to, incorporated into or affixed to any Seismic and Environmental Equipment.

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“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party by virtue of which such Credit Party licenses or is licensed any right with respect to any invention on which a Patent is in existence.

“Patent, Trademark and Copyright Security Agreement” means the Patent, Trademark and Copyright Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” means the following encumbrances:

(a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b);

(b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA);

(c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business;

(d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate;

(e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $50,000 at any time, so long as such Liens attach only to Inventory;

(f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party;

(g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j);

(h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate;

(i) Liens with respect to Senior Mortgage Indebtedness in existence on the Closing Date;

A-16	Credit Agreement (Omni)

(j) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders;

(k) Liens securing the obligations under the Revolver Credit Agreement to the extent permitted pursuant to the Intercreditor Agreement which Liens may be senior to the Liens of Agent;

(l) Liens securing the Senior Term Loan Agreement to the extent permitted pursuant to the Intercreditor Agreement which Liens may be senior to the Liens of Agent; and

(m) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

“Permitted Vehicle and Rolling Stock Indebtedness” means Indebtedness under (i) that certain Master Open-End Vehicle Lease Agreement between Allstate Leasing, Inc., a Maryland corporation, and Omni, dated June 11, 2001, and (ii) that certain Security Agreement (OTIS Web) Retail Installment Contract between Peterbilt of Lafayette, LLC and Omni dated as of February 26, 2004, in an aggregate principal amount outstanding at any time not to exceed $1,900,000, secured only by Permitted Encumbrances on the vehicles or rolling stock being leased or purchased pursuant thereto by the Credit Parties as of the Closing Date or at any time thereafter.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement of even date herewith executed by each Credit Party in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries and all Intercompany Notes owing to or held by it.

“Pledged Trussco Note Interest” means the 1/3 interest in each of the Trussco Notes, which 1/3 interest was originally held by Craig Hargrave.

“Preferred Stock Documents” means that certain Omni Energy Services Corp. Securities Purchase Agreement dated May 18, 2005 between Omni and the “Purchasers” identified therein and the other documents referred to therein to be executed and delivered in connection therewith, all in form and substance reasonably satisfactory to Agent.

“Preferred Stock Transaction” means the issuance of preferred Stock under the Preferred Stock Documents and the execution and delivery of all of the Preferred Stock Documents, each in form and substance reasonably satisfactory to Agent.

“Proceeds” means “proceeds,” as such term is defined in the Code, including

(a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral,

(b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority),

A-17	Credit Agreement (Omni)

(c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License,

(d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral,

(e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and

(f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of Omni and its Subsidiaries as of June 30, 2005 after giving pro forma effect to the Related Transactions.

“Projections” means Credit Parties’ forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Credit Parties, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) prior to the termination or expiration of the Term Loan Commitment, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitment of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, and (b) at all times on and after the termination or expiration of the Term Loan Commitment, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loan held by that Lender, by (ii) the outstanding principal balance of the Term Loan.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided, that no Person proposed to become a Lender after the Closing Date and

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determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Refinance” shall mean to refinance or replace or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Transactions” means the initial borrowing under the Term Loan on the Closing Date, the Preferred Stock Transaction, the transactions evidenced by the Revolver Credit Agreement, the transactions evidenced by the Senior Term Loan Agreement, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Revolver Credit Agreement and other Revolver Documents, the Senior Term Loan Agreement and the other Senior Term Loan Documents, the Preferred Stock Documents, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders having (a) more than 50.1% of the Term Loan Commitment, or (b) if the Term Loan Commitment has been terminated, more than 50.1% of the aggregate outstanding amount of the Term Loan.

“Reserves” means reserves established by Agent from time to time against the Term Loan Availability. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.

“Restricted Payment” means, with respect to any Credit Party

(a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock;

(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly;

(c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt;

(d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding;

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(e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission;

(f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and

(g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Revolver Credit Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of May 18, 2005 as it may be amended, restated, or refinanced from time to time thereafter (without regard to any amendments thereto that are not permitted under the Intercreditor Agreement) among Borrowers and Revolver Lender, pursuant to which Revolver Lender is providing to Borrowers a revolving credit facility as more particularly described therein.

“Revolver Credit Availability” means, as of any time of determination, “Undrawn Availability” under and as defined in the Revolver Credit Agreement.

“Revolver Documents” means the Revolver Credit Agreements and all “Other Documents” (as defined therein).

“Revolver Lender” means Webster Business Credit Corporation.

“Revolver Loan” means, as of any time of determination, the sum of (i) the outstanding “Revolving Advances” (as defined in the Revolver Credit Agreement) and (ii) the face amount of all outstanding “Letters of Credit” (as defined in the Revolver Credit Agreement).

“Schedule of Documents” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Seismic and Environmental Equipment” means all of any Credit Party’s equipment consisting of seismic drilling equipment, environmental equipment and all other equipment used by any Credit Party in connection with its provision of seismic drilling services or environmental services, or otherwise used in connection with any Credit Party’s seismic drilling business division or environmental business division; provided, that Seismic and Environmental Equipment shall exclude all new and unused Parts and Supplies Inventory not affixed to or incorporated in such equipment.

“Seismic Aviation” has the meaning ascribed to it in the preamble to the Agreement.

“Seismic Services” has the meaning ascribed to it in the preamble to the Agreement.

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“Senior Agent” shall mean General Electric Capital Corporation, in its capacity as Agent on behalf and for the benefit of the Senior Lenders under the Senior Term Loan Agreement, and any successor Senior Agent appointed pursuant to the Senior Term Loan Agreement.

“Senior Lenders” means General Electric Capital Corporation and the other lenders signatory to the Senior Term Loan Agreement from time to time.

“Senior Management” shall mean James C. Eckert, G. Darcy Klug, Shawn L. Rice and any other person serving as chief executive officer, chief operating officer and chief financial officer of a Borrower, regardless of nominal title.

“Senior Term Loan” means, as of any time of determination, the sum of the outstanding “Obligations” (as defined in the Senior Term Loan Agreement).

“Senior Term Loan Agreement” means that certain Credit Agreement dated as of May 18, 2005 as it may be amended, restated, or refinanced from time to time thereafter (without regard to any amendments thereto that are not permitted under the Intercreditor Agreement) among Borrowers, each of the other Credit Parties party thereto, Senior Agent and Senior Lenders, pursuant to which Senior Lenders are providing to Borrowers a term credit facility as more particularly described therein.

“Senior Term Loan Documents” means the Senior Term Loan Agreements and all “Loan Documents” (as defined therein).

“Senior Mortgage Indebtedness” means any Indebtedness of any Credit Party that is secured by Liens on any Real Estate of any Credit Party, except to the extent such Indebtedness constitutes Subordinated Debt (and such Liens are subordinated to Liens on such Real Estate in favor of Agent (granted pursuant to a Mortgage) on terms approved by Agent and Required Lenders).

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

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“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debenture Notes” means each of the Subordinated Notes issued to (i) Provident Premier Master Fund Ltd. in the principal amount of $1,074,480.09, (ii) Portside Growth and Opportunity Fund in the principal amount of $1,074,480.09, and (iii) Manchester Securities Corp. in the principal amount of $2,148,960.18.

“Subordinated Debt” means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Subsidiary Guaranty” means the Guaranty of even date herewith executed by each Subsidiary of Omni that is not a Borrower in favor of Agent, on behalf of itself and Lenders.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Term Loan” has the meaning assigned to it in Section 1.1(a)(i).

“Term Loan Availability” means, as of any date of determination for purposes of the making of any contemplated Advance, an amount equal to the least of:

(a) the Unfunded Term Loan Commitment;

(b) the excess of (i) an amount equal to the product of 4.25 and the EBITDA for the most recently ended 12 Fiscal Month period for which Financial Statements have been provided to Agent over (ii) the principal amount of all Funded Debt as of such date.

“Term Loan Commitment” means, as of any time of determination, (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all

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Lenders the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Twenty-Five Million Dollars ($25,000,000) on the Closing Date, in all cases as any such amounts may be reduced pursuant to this Agreement. Upon any voluntary or mandatory reduction of aggregate commitments as provided for hereunder, each Lender’s commitment shall be reduced in an amount equal to its Pro Rata Share of the amount of such reduction.

“Term Note” has the meaning assigned to it in Section 1.1(a)(i).

“Termination Date” means the date on which (a) the Term Loan has been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, and (c) none of Borrowers shall have any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party by virtue of which such Credit Party licenses or is licensed any right to use any Trademark.

“Trademarks” means all of the following: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Trussco” has the meaning ascribed to it in the preamble to the Agreement.

“Trussco Modification Agreement” means the Surrender of Notes Agreement dated May 18, 2005 among Omni, Trussco, Trussco Properties, Omni Properties and Craig Hargrave, N.R. Broussard, Jr., Danny P. Broussard and Larry Becker.

“Trussco Note 1” means that certain Promissory Note (Seller Note No. 1), dated June 30, 2004 in the original principal amount of $1,500,000 executed by Omni to the order of Edward A. LaBorde, Craig Hargrave, and Karl Comeaux.

“Trussco Note 2” means that certain Promissory Note (Seller Note No. 2), dated June 30, 2004 in the original principal amount of up to $3,000,000 executed by Omni to the order of Edward A. LaBorde, Craig Hargrave, and Karl Comeaux.

“Trussco Notes” means Trussco Note 1 and Trussco Note 2.

“Trussco Properties” has the meaning ascribed to it in the preamble to the Agreement.

“Trussco Put Letters” means collectively, (i) the letter agreement dated May 18, 2005 between Omni and Craig Hargrave and (ii) the letter agreement dated May 18, 2005 between Omni and Larry Becker.

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“Trussco Subordinated Obligations” means the “Subordinated Obligations” under and as defined in each of the Trussco Subordination Agreements.

“Trussco Subordination Agreements” means the subordination agreements executed by each of the Trussco Subordination Parties in favor of Agent and Lenders in a form acceptable to Lenders in their sole discretion.

“Trussco Subordination Parties” means Craig Hargrave and Larry Becker.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Unfunded Term Loan Commitment” means, as of any time of determination through and including the Commitment Termination Date, the excess of the Term Loan Commitment as of such time over the aggregate amount of all Advances made under this Agreement prior to such time (as calculated without giving effect to any payments or prepayments of principal in respect of the Term Loan which may have been made at any time or from time to time on or prior to such time of determination).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

A-24	Credit Agreement (Omni)